UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 21, 2013

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices and zip code)

(855) 449-9642

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2013, Zynga Inc. (the “Company”) announced that it entered into an employment offer letter (the “Offer Letter”) with Clive Downie, age 41, for Mr. Downie to serve as the Company’s Chief Operating Officer.

Prior to joining the Company, Mr. Downie served as chief executive officer of DeNA West, a division of DeNA Co., Ltd., a mobile entertainment company (“DeNA”), from October 2012 to October 2013, and as Vice President, Studios from March 2011 to October 2012. Mr. Downie was the Vice President, Marketing & Revenue at ngmoco, Inc., a mobile game company acquired by DeNA, from March 2009 to March 2011. Prior to joining ngmoco, Mr. Downie worked at Electronic Arts, Inc., a game company, for over 15 years from 1992 to 2001 and from May 2003 to April 2009, where he most recently served as Vice President of Marketing. In between his tenures at Electronic Arts, Mr. Downie held various management positions at Mattel, Inc., a toy manufacturer.

There are no arrangements or understandings between Mr. Downie and any other persons pursuant to which he was selected as Chief Operating Officer. There are also no family relationships between Mr. Downie and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Offer Letter

The Offer Letter does not provide for employment for a specified term and Mr. Downie’s employment will be on an at-will basis. Mr. Downie’s employment with the Company is expected to commence on November 4, 2013. The material terms of the Offer Letter are summarized below:

Base Salary and Bonus. Mr. Downie will receive an annual salary of $450,000. In addition, Mr. Downie will receive a one-time signing bonus in the amount of $1,000,000, which he will be required to repay to the Company on a pro-rated basis based on time served if his employment is terminated by the Company for cause or if he resigns for any reason within one year of the commencement of his employment with the Company. In addition, at the end of FY2014, Mr. Downie will be eligible to receive a one-time 2014 bridge bonus payment calculated by multiplying: (a) $2,740, times (b) the number of calendar days between his one-year anniversary date with the Company and December 31, 2014. Mr. Downie will not be eligible to receive any portion of this bridge bonus if his employment is terminated by the Company for cause or if he resigns for any reason prior to December 31, 2014.

Following his first year of employment, Mr. Downie will be eligible to participate in the Company’s then-applicable performance bonus program for similarly situated executive officers. In FY2015 and FY2016, his participation in any such incentive plans (as approved by the Company’s Board of Directors (the “Board”)) shall be at a level such that the target incentive under such program results in a total target annual compensation (including base salary, target cash bonus, and the value of equity compensation vested, issued or settled in the applicable year) for each of those fiscal years equal to at least $2,000,000. The actual incentive compensation that may be earned by Mr. Downie in any fiscal year will be dependent upon the achievement by the Company and Mr. Downie, as the case may be, of the applicable performance objectives, with such performance to be determined by the Board (or a committee of the Board), in its sole discretion.

Restricted Stock Units. Mr. Downie will receive a grant of 550,000 restricted stock units of Class A common stock of the Company. The restricted stock units will be granted on the 15th day of the month in which he starts (if later), and will vest over four years, with 25% vesting on the first anniversary of the vesting commencement date and 1/16th vesting every three months thereafter, subject in each case to continued employment on the vesting date.

Change in Control Severance Benefit Plan. Mr. Downie will be eligible to participate in the Company’s Change in Control Severance Benefit Plan (the “CIC Plan”). Under the CIC Plan, in the event Mr. Downie’s employment is terminated by the Company without cause (as defined in the CIC Plan) or if he resigns for good reason (as defined in the CIC Plan), he will be entitled to receive certain severance benefits. The foregoing description is qualified in its entirety by the full text of the CIC Plan, which was filed with the SEC as Exhibit 10.23 to the Company’s Registration Statement on Form S-1 filed on November 17, 2011, and is incorporated herein by reference.

Other Benefits. Mr. Downie will be eligible to participate in the health insurance and benefit programs generally available to senior executives of the Company. Mr. Downie’s bonuses and equity grants will be subject to the Company’s executive compensation recoupment policies as in effect from time to time.

In accordance with the Company’s customary practice, the Company will enter into an indemnification agreement with Mr. Downie, which requires the Company to indemnify him against certain liabilities that may arise in connection with his status or service as an officer. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed with the SEC as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed on November 17, 2011, and is incorporated herein by reference.

The text of the press release entitled “Zynga Names Mobile and Entertainment Industry Executive Clive Downie as Chief Operating Officer” is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Zynga Inc. entitled “Zynga Names Mobile and Entertainment Industry Executive Clive Downie as Chief Operating Officer,” dated October 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynga Inc.

Date: October 25, 2013	By:	/s/ Mark Vranesh
Mark Vranesh Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Zynga Inc. entitled “Zynga Names Mobile and Entertainment Industry Executive Clive Downie as Chief Operating Officer,” dated October 24, 2013.